Exhibit 99.1

Nevro Reports Third Quarter 2015 Financial Results

Updates Worldwide Revenue Guidance for Full Year 2015

Redwood City, Calif., November 9, 2015 - Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative evidence-based solutions for the treatment of chronic pain, today reported financial results for the three and nine months ended September 30, 2015.

Third Quarter Highlights:

•	Achieved revenue of $15.4 million in the third quarter of 2015, an increase of 78% as reported, over the same period of the prior year

•	U.S. revenue of $4.5 million for the third quarter of 2015, the first full quarter of commercial availability of the company’s HF10 therapy in the U.S.

•	International revenue of $10.9 million in the third quarter of 2015 increased 49% constant currency and 26% on an as-reported basis, both over the same period of the prior year

“The organization made impressive progress in the third quarter toward our goal of helping more patients worldwide with Nevro’s innovative HF10 therapy,” said Michael DeMane, Chairman and CEO of Nevro. “The first full quarter of availability to U.S. customers exceeded our expectations and we saw continued strong demand from international customers seeking evidence-based solutions for patients suffering from chronic pain.”

Third Quarter Financial Results

Revenue for the three months ended September 30, 2015 was $15.4 million versus $8.7 million during the same period of the prior year, representing 78% growth as reported. U.S. revenue for the three months ended September 30, 2015 was $4.5 million in the first full quarter of U.S. commercial availability. International revenue was $10.9 million, representing growth of 26% as reported and 49% in constant currency. The increase in international revenue was primarily attributable to continued adoption of the Senza® system.

Gross profit for the three months ended September 30, 2015 was $9.4 million, up from $5.9 million in gross profit in the same period of the prior year. Gross margin of 61% for the quarter ended September 30, 2015 decreased from 68% in the prior year period as a result of costs incurred to ramp up operational infrastructure in support of the U.S. commercial launch. Additionally, while costs were primarily incurred in U.S. dollars, international revenue was negatively impacted by the appreciation of the U.S. dollar, which negatively impacted the overall gross margin for the period.

Operating expenses for the three months ended September 30, 2015 were $27.1 million compared to $12.4 million in the same period of the prior year, representing an increase of 118%. The increase in operating expenses was driven primarily by increased headcount and related personnel costs for the sales and marketing organization in support of the U.S. commercial launch as well as an increase in general and administrative costs associated with being a public company.

Loss from operations for the third quarter of 2015 was $17.7 million compared to $6.5 million for the same period of the prior year.

Worldwide Revenue Guidance for Full Year 2015

The Company expects to report worldwide revenue for the full year 2015 in the range of $59.5 to $61.5 million, which represents an increase from 2014 in the range of 83% to 89% on a reported basis, and in the range of 114% to 122% on a constant-currency basis using foreign exchange rates from the third quarter of 2015. Previous revenue guidance included only international revenue. The worldwide full year 2015 guidance now reflects U.S. revenue with the recent commercial launch of Senza in the United States.

Webcast and Conference Call Information

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (877) 201-0168 for domestic callers, or (647) 788-4901 for international callers (Conference ID: 53939693), or access the webcast on the “Investors” section of the company’s web site at: www.nevro.com.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based neuromodulation platform for the treatment of chronic pain. The Senza system is the only SCS system that delivers Nevro’s proprietary HF10 therapy. Senza, HF10, Nevro and the Nevro logo are trademarks of Nevro.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to our business, capital resources, strategic initiatives and growth reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including continuing adoption of, and interest in, Senza in the U.S. and international markets; and our expectations for worldwide revenue for the full year 2015. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on March 18, 2015, as well as any reports that we may file with the Securities and

Exchange Commission in the future including our Quarterly Report on Form 10-Q that we expect to file on November 9, 2015, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended September 30, 2015 are not necessarily indicative of our operating results for any future periods.

Investor Relations Contact:

Westwicke Partners

Lynn Pieper

(415) 202-5678

lynn.pieper@westwicke.com

Nevro Corp.

Consolidated Statements of Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(unaudited)
Revenue	$15,402	$8,668	$36,482	$22,858
Cost of revenue	5,968	2,737	15,349	8,257

Gross profit	9,434	5,931	21,133	14,601
Operating expenses:
Research and development	5,247	5,236	15,508	15,082
Sales, general and administrative	21,896	7,193	54,848	20,719

Total operating expenses	27,143	12,429	70,356	35,801

Loss from operations	(17,709)	(6,498)	(49,223)	(21,200)
Other income (expense):
Interest income (expense), net	(554)	20	(1,694)	93
Other income (expense), net	(922)	(1,270)	(1,757)	(888)

Loss before income taxes	(19,185)	(7,748)	(52,674)	(21,995)
Provision for income taxes	269	137	566	374

Net loss	(19,454)	(7,885)	(53,240)	(22,369)
Accretion of convertible preferred stock to redemption value	—	(44)	—	(131)

Net loss attributable to common stockholders	(19,454)	(7,929)	(53,240)	(22,500)
Changes in foreign currency translation adjustment	(188)	(36)	(191)	(40)
Changes in gains (losses) on short-term investments	(89)	(2)	(4)	(9)

Net change in other comprehensive loss	(277)	(38)	(195)	(49)

Comprehensive loss	$(19,731)	$(7,967)	$(53,435)	$(22,549)

Net loss per share attributable to common stockholders, basic and diluted	$(0.70)	$(5.96)	$(2.04)	$(19.04)

Weighted average shares used to compute net loss per share, basic and diluted	27,861,523	1,329,610	26,102,679	1,181,511

Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$87,558	$25,287
Short-term investments	134,994	151,521
Accounts receivable, net	10,525	6,610
Inventories, net	42,651	14,856
Prepaid expenses and other current assets	3,463	2,851

Total current assets	279,191	201,125
Property and equipment, net	5,686	647
Other assets	1,901	424
Restricted cash	906	300

Total assets	$287,684	$202,496

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,912	$4,460
Accrued liabilities and other	10,584	6,338

Total current liabilities	23,496	10,798
Notes payable	19,689	19,511
Other long-term liabilities	158	117

Total liabilities	43,343	30,426
Stockholders’ equity
Common stock, $0.001 par value – 290,000,000 shares authorized, 27,933,992 and 24,865,491 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	28	25
Additional paid-in capital	419,649	293,945
Accumulated other comprehensive income	(119)	77
Accumulated deficit	(175,217)	(121,977)

Total stockholders’ equity	244,341	172,070

Total liabilities and stockholders’ equity	$287,684	$202,496